Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 9, 2003, except for Note 18, as to which the date is August 25, 2003, relating to the financial statements and financial statement schedule of Metron Technology N.V., which appears in Metron Technology’s Annual Report on Form 10-K for the year ended May 31, 2003.

/s/  PricewaterhouseCoopers LLP

San Jose, California

November 24, 2003